News Release

Release Date:   Thursday, July 31, 2008

Release Time:   Immediate

Contact:        Eric E. Stickels, Executive Vice President & CFO

Phone:          (315) 366-3702

--------------------------------------------------------------------------------

Oneida Financial Corp. Reports 2008 Second Quarter Operating Results (unaudited)

         Oneida, NY, July 31, 2008 - Oneida Financial Corp. (NASDAQ: ONFC), the parent company of The Oneida Savings Bank, has announced second quarter operating results. Net income for the three months ending June 30, 2008 was $646,000, or $0.08 diluted earnings per share compared to $754,000, or $0.10 diluted earnings per share, for the three months ended June 30, 2007. The decrease in net income was primarily due to an increase in non-interest expense and an increase in the provision for loan losses in the second quarter of 2008 as compared with the same period in 2007. These increases were partially offset by an increase in net interest income and a decrease in the provision for income taxes.

         Net income for the six months ended June 30, 2008 was $1.1 million or $0.14 basic earnings per share, as compared with $1.5 million or $0.19 basic earnings per share for the same period in 2007. The decrease in net income for the six months ending June 30, 2008 is primarily the result of cumulative non-cash charges to earnings reflecting a decrease in market value of certain investment securities during 2008. Net income from operations for the six months ending June 30, 2008, as referenced in the table below, was $1.5 million or $0.19 per diluted share. This compares to net income from operations for the six months ended June 30, 2007 of $1.5 million, or $0.19 per diluted share. Net income from operations for the six months ended June 30, 2008 as compared with June 30, 2007 reflects an increase in net interest income, an increase in non-interest income and a decrease in the provision for income taxes, partially offset by an increase in non-interest expense and an increase in provision for loan losses. The acquisition of The National Bank of Vernon and the opening of a banking, insurance and retail center in the Griffiss Business and Technology Park in Rome, New York both completed in the second quarter of 2007 contributed to the increase in non-interest expense.

Reported Results (including  non-cash gains and losses recognized under FAS 159)
         (All amounts in thousands except net income per diluted share)

                                         Year to Date  Year to Date
                                           June 30,      June 30,
                                             2008          2007
                                          -----------------------
              Net interest income         $    7,590   $    6,523
              Provision for loan losses          150           --
              Non-interest income              8,518        8,777
              Non-interest expense            14,489       13,229
              Net income                  $    1,075   $    1,502
              Net income per
                  diluted share           $     0.14   $     0.19

Operating Results / Non-GAAP (excluding non-cash gains and losses recognized under FAS 159)
         (All amounts in thousands except net income per diluted share)

                                          Year to Date  Year to Date
                                            June 30,      June 30,
                                              2008          2007
                                           -----------------------
              Net interest income          $    7,590   $    6,523
              Provision for loan losses           150           --
              Non-interest income               9,117        8,777
              Non-interest expense             14,489       13,229
              Net income from operations   $    1,512   $    1,502
              Net income per
                   diluted share           $     0.19   $     0.19

         The table above summarizes the Company's operating results excluding the non-cash charge to earnings recognized in connection with the adoption of FAS 159 (The Fair Value Option of Financial Assets and Financial Liabilities). This new accounting pronouncement is effective as of January 1, 2008 and requires that the change in fair value of certain financial instruments be reflected through the income statement. Oneida Financial Corp. has adopted this accounting treatment for the preferred and common equity securities it holds in the investment portfolio of the Bank. Cumulative non-cash charges through June 30, 2008 of $599,000, net of taxes of $162,000 related to the change in fair value of these investment securities represents the difference between reported results and operating results, as presented in the above tables. The Company intends to hold these securities due to the dividend and other features of the securities and therefore does not expect to realize the loss recorded. Future earnings may reflect an increase in value as market conditions improve. The Company believes these non-GAAP financial measures provide a meaningful comparison of the underlying operational performance of the Company, and facilitate investors' assessments of business and performance trends in comparison to others in the financial services industry. In addition, the Company believes the exclusion of these items enables management to perform a more effective evaluation and comparison of the Company's results and assess performance in relation to the Company's ongoing operations.

         Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp., said, "Oneida Financial Corp. continues to maintain consistent operating results and measurable asset growth despite the difficult operating environment and uncertain economic times our country and our industry is currently experiencing. Our recent dividend announcement reinforces management and the board's commitment to our public shareholders and our confidence in our Company's operating plan." Kallet continued, "Our insurance and financial services subsidiaries, Bailey Haskell & LaLonde, and Benefit Consulting Group, Inc. continue to contribute favorably to the Company's overall performance by developing creative products and services which allow these companies to compete in a softening insurance market." Kallet concluded, "The expansion of our banking activities combined with the diversification of our asset mix, income sources and product offerings will continue to differentiate Oneida Financial Corp. from it's competitors and allow the Company to deliver consistent financial results and enhance shareholder value."

         Total assets increased $45.0 million or 8.9%, to $549.1 million at June 30, 2008 from $504.1 million at June 30, 2007. The increase in the Company's assets is the result of an increase in loans receivable and an increase in mortgage-backed securities. Loans receivable increased $15.1 million to $290.7 million at June 30, 2008 as compared with June 30, 2007, reflecting loan origination activities of Oneida Savings Bank. The increase in loans receivable was partially offset by the sale of $17.6 million in fixed rate one-to-four family residential real estate loans during the trailing twelve month period. The Company does not originate and has no direct exposure to sub-prime, Alt-A, negative amortizing or other higher risk residential mortgages. Mortgage-backed securities increased $46.1 million to $78.8 million at June 30, 2008 as compared with $32.7 million at June 30, 2007. Investment securities decreased $18.9 million to $72.7 million at June 30, 2008 as compared with $91.6 million at June 30, 2007 primarily due to the adoption of FAS 159 resulting in the reclassification of certain investment securities to that of trading securities. Total deposits increased $44.7 million to $428.0 million at June 30, 2008. Contributing to the increase in total deposits has been an increase in municipal deposits offered through Oneida Savings Bank's limited purpose commercial banking subsidiary, State Bank of Chittenango. Municipal deposits increased $25.0 million to $49.9 million at June 30, 2008 from $24.9 million at June 30, 2007.

         Net interest income increased for the second quarter of 2008 to $3.9 million compared with $3.4 million for the second quarter of 2007. The increase in net interest income primarily is due to an increase the average net interest-earning assets, partially offset by a decrease in net interest margin to 3.34% for the three months ending June 30, 2008 as compared with 3.37% for the same period in 2007. For the six month period ended June 30, 2008 the Bank's net interest margin was 3.36% compared to 3.35% for the same period in 2007.

         Interest income was $6.7 million for the second quarter of 2008, an increase of 4.3% as compared with interest income of $6.4 million during the same period in 2007. The increase in interest income during the three months ended June 30, 2008 resulted primarily from an increase in the average balances of interest-earning assets during the current period of $55.3 million. The increase was partially offset by a decrease in the yield of 52 basis points on interest earning assets, reflecting the decrease in short-term market interest rates during the current quarter.

         Total interest expense decreased to $2.9 million for the three months ended June 30, 2008. This is compared with interest expense of $3.0 million during the same 2007 period. The decrease for the three months ended June 30, 2008 was due to a decrease in the cost by 51 basis points of interest-bearing liabilities during the second quarter of 2008 as compared with the same period in 2007 to 2.73% from 3.24%, partially offset by an increase in the average balances of interest-bearing liabilities during the current period of $48.3 million. Average borrowed funds outstanding were $56.5 million for the three months ending June 30, 2008, compared with $61.3 million in average borrowings outstanding during the second quarter of 2007. Interest expense on deposits decreased during the second quarter of 2008 to $2.2 million from $2.3 million as compared with the same period of 2007. Average interest-bearing deposits were $364.1 million for the three months ending June 30, 2008, compared with $311.0 million during the second quarter of 2007.

         Non-interest income was $4.5 million during each of the second quarter periods of 2008 and 2007. Non-interest income for the six months ended June 30, 2008 was $8.5 million as compared with $8.8 million during the six month period ended June 30, 2007. The decrease in non-interest income was the result of the fair value adjustments for certain investment securities which resulted in cumulative charges against earnings of $599,000 during the first and second quarters of 2008 as previously described. The earnings charge was partially offset by increases in all other sources of non-interest income from operating activities. Commissions and fees on the sale of non-banking products through the Company's subsidiaries for the six months ended June 30, 2008 increased 2.6% as compared with the same period during 2007. Non-interest income was further supported by an increased level of service charges on deposit accounts, increasing $139,000 or 11.8% for the six months ended June 30, 2008 compared with 2007.

         Non-interest expense was $7.3 million for the three months ended June 30, 2008 compared with $6.9 million for the three months ended June 30, 2007. Non-interest expense for the six months ended June 30, 2008 was $14.5 million as compared with $13.2 million during the six month period ended June 30, 2007. The increase in non-interest expense is primarily the result of an increase in employee compensation and benefits, equipment and other operating expenses associated with the expansion of our banking franchise resulting from the acquisition of the National Bank of Vernon and the completion of our banking, insurance and retail center at the Griffiss Business and Technology Park in Rome, New York. In addition, an increase in operating expenses associated with our insurance agency and consulting subsidiaries associated with revenue increases contributed to the increase in non-interest expense.

         Provision for loan losses of $150,000 were made during second quarter of 2008 with no provisions made during the 2007 period. The Company continues to monitor the adequacy of the allowance for loan losses given the risk assessment of the loan portfolio and current economic conditions. The Bank continues to maintain a low level of net loan charge-offs and non-performing assets, however, remains prudent in analyzing the potential risks of a further downturn in the economy and the ability of borrowers to repay their debt obligations thus supporting the provision for loan losses during the second quarter of 2008. The ratio of the loan loss allowance to loans receivable is 0.87% at June 30, 2008 compared with a ratio of 0.95% at June 30, 2007. The level of the allowance as a percentage of loans outstanding is deemed to be adequate based upon management's assessment of various credit factors.

         Stockholders' equity was $56.9 million, or 10.4% of assets at June 30, 2008 compared with $58.1 million, or 11.5% of assets, at June 30, 2007. The decrease in stockholders' equity was primarily a result of valuation adjustments made for the Company's available for sale investment and mortgage-backed securities as well as the adoption of FAS 159 on January 1, 2008. In addition, stockholders' equity was reduced through the payment of cash dividends in February 2008. Partially offsetting the decreases in stockholders' equity was the contribution of net earnings for the trailing twelve month period.

         This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

         All financial information provided at and for the quarter ended June 30, 2008 and all quarterly data is unaudited. Selected financial ratios have been annualized where appropriate. Operating data is presented in thousands of dollars, except for per share amounts.


                                             At            At            At            At            At
Selected Financial Data                    Jun 30,       Mar 31,       Dec 31,       Sep 30,       Jun 30,
(in thousands except per share data)        2008          2008          2007          2007          2007
                                         ------------------------------------------------------------------
                                         (unaudited)  (unaudited)     (audited)    (unaudited)   (unaudited)
Total Assets                             $  549,116    $  542,655    $  522,315    $  513,562    $  504,099
Loans receivable, net                       290,740       280,969       284,418       280,293       275,670
Mortgage-backed securities                   78,820        65,219        46,583        33,646        32,678
Investment securities                        72,720        95,070        96,111        94,831        91,589
Trading securities                           13,037        13,041             0             0             0
Goodwill and other intangibles               25,369        25,430        25,434        25,529        25,826
Interest bearing deposits                   362,130       358,232       334,444       327,957       314,838
Non-interest bearing deposits                65,879        63,940        65,685        65,005        68,495
Borrowings                                   58,900        56,400        56,400        56,400        56,400
Shareholders' Equity                         56,927        58,775        59,340        58,633        58,093

Book value per share
   (end of period)                       $     7.37    $     7.61    $     7.68    $     7.63    $     7.56
Tangible value per share
   (end of period)                       $     4.08    $     4.32    $     4.39    $     4.31    $     4.20

Selected Financial Ratios
Non-Performing Assets to
    Total Assets (end of period)               0.09%         0.09%         0.07%         0.05%         0.03%
Allowance for Loan Losses to
    Loans Receivable, net                      0.87%         0.89%         0.88%         0.91%         0.95%
Average Equity to Average Assets              10.96%        11.22%        11.83%        11.41%        11.72%


                                          Quarter ended                Year to date
Selected Operating Data               June 30,      June 30,      June 30,      June 30,
(in thousands except per share data)    2008          2007          2008          2007
                                     ------------------------------------------------------
                                     (unaudited)   (unaudited)   (unaudited)    (unaudited)
Interest income:
   Interest and fees on loans         $    4,518    $    4,636    $    9,223     $    8,854
   Interest and dividends
      on investments                       2,124         1,547         4,079          2,879
   Interest on fed funds                      76           257           141            423
                                      ----------    ----------    ----------     ----------
      Total interest income                6,718         6,440        13,443         12,156
Interest expense:
   Interest on deposits                    2,207         2,267         4,541          4,065
   Interest on borrowings                    644           738         1,312          1,568
                                      ----------    ----------    ----------     ----------
      Total interest expense               2,851         3,005         5,853          5,633
                                      ----------    ----------    ----------     ----------
Net interest income                        3,867         3,435         7,590          6,523
   Provision for loan losses                 150            --           150             --
                                      ----------    ----------    ----------     ----------
Net interest income after
     provision for loan losses             3,717         3,435         7,440          6,523
                                      ----------    ----------    ----------     ----------
Non-interest income:
   Net investment (losses) gains              27            --          (581)             1
   Service charges on deposit accts          678           651         1,319          1,180
   Commissions and fees on sales
       of non-banking products             3,373         3,386         6,873          6,698
   Other revenue from operations             423           492           907            898
                                      ----------    ----------    ----------     ----------
      Total non-interest income            4,501         4,529         8,518          8,777
Non-interest expense
   Salaries and employee benefits          4,715         4,332         9,295          8,449
   Equipment and net occupancy             1,070         1,121         2,283          2,122
   Intangible amortization                   134           153           274            241
   Other costs of operations               1,414         1,292         2,637          2,417
                                      ----------    ----------    ----------     ----------
      Total non-interest expense           7,333         6,898        14,489         13,229
                                      ----------    ----------    ----------     ----------
Income before income taxes                   885         1,066         1,469          2,071
Income tax provision                         239           312           394            569
                                      ----------    ----------    ----------     ----------
Net income                            $      646    $      754    $    1,075     $    1,502
                                      ==========    ==========    ==========     ==========

Net income per common
   share ( EPS - Basic )              $     0.08    $     0.10    $     0.14     $     0.20
                                      ==========    ==========    ==========     ==========
Net income per common
   share ( EPS - Diluted)             $     0.08    $     0.10    $     0.14     $     0.19
                                      ==========    ==========    ==========     ==========

Cash Dividends Paid                   $     0.00    $     0.00    $     0.24     $     0.24
                                      ==========    ==========    ==========     ==========

Return on Average Assets                    0.47%         0.60%         0.40%          0.64%
Return on Average Equity                    4.39%         5.15%         3.64%          5.14%
Return on Average Tangible Equity           7.71%         7.67%         6.38%          7.72%
Net Interest Margin                         3.34%         3.37%         3.36%          3.35%


                                       Second         First         Fourth         Third        Second
Selected Operating Data                Quarter       Quarter        Quarter       Quarter       Quarter
(in thousands except per share data)     2008          2008           2007          2007          2007
                                      -------------------------------------------------------------------
                                      (unaudited)   (unaudited)    (unaudited)   (unaudited)   (unaudited)
Interest income:
   Interest and fees on loans         $    4,518    $    4,704     $    4,882    $    4,816    $    4,636
   Interest and dividends
      on investments                       2,124         1,956          1,786         1,627         1,547
   Interest on fed funds                      76            65            190           216           257
                                      ----------    ----------     ----------    ----------    ----------
      Total interest income                6,718         6,725          6,858         6,659         6,440
Interest expense:
   Interest on deposits                    2,207         2,334          2,557         2,415         2,267
   Interest on borrowings                    644           668            721           702           738
                                      ----------    ----------     ----------    ----------    ----------
      Total interest expense               2,851         3,002          3,278         3,117         3,005
                                      ----------    ----------     ----------    ----------    ----------
Net interest income                        3,867         3,723          3,580         3,542         3,435
   Provision for loan losses                 150            --             --            --            --
                                      ----------    ----------     ----------    ----------    ----------
Net interest income after
     provision for loan losses             3,717         3,723          3,580         3,542         3,435
                                      ----------    ----------     ----------    ----------    ----------
Non-interest income:
   Net investment (losses) gains              27          (608)           352            --            --
   Service charges on deposit accts          678           640            722           644           651
   Commissions and fees on sales
       of non-banking products             3,373         3,500          3,337         3,486         3,386
   Other revenue from operations             423           485            445           428           492
                                      ----------    ----------     ----------    ----------    ----------
      Total non-interest income            4,501         4,017          4,856         4,558         4,529
Non-interest expense
   Salaries and employee benefits          4,715         4,580          4,313         4,222         4,332
   Equipment and net occupancy             1,070         1,214          1,202         1,103         1,121
   Intangible amortization                   134           141            154           153           153
   Other costs of operations               1,414         1,221          1,271         1,317         1,292
                                      ----------    ----------     ----------    ----------    ----------
      Total non-interest expense           7,333         7,156          6,940         6,795         6,898
                                      ----------    ----------     ----------    ----------    ----------
Income before income taxes                   885           584          1,496         1,305         1,066
Income tax provision                         239           155            424           374           312
                                      ----------    ----------     ----------    ----------    ----------
Net income                            $      646    $      429     $    1,072    $      931    $      754
                                      ==========    ==========     ==========    ==========    ==========

Net income per common
   share (EPS - Basic)                $     0.08    $     0.06     $     0.14    $     0.12    $     0.10
                                      ==========    ==========     ==========    ==========    ==========
Net income per common
   share (EPS - Diluted)              $     0.08    $     0.06     $     0.14    $     0.12    $     0.10
                                      ==========    ==========     ==========    ==========    ==========

Cash Dividends Paid                   $     0.00    $     0.24     $     0.00    $     0.24    $     0.00
                                      ==========    ==========     ==========    ==========    ==========

Return on Average Assets                    0.47%         0.32%          0.82%         0.73%         0.60%
Return on Average Equity                    4.39%         2.90%          7.28%         6.42%         5.15%
Return on Average Tangible Equity           7.71%         5.07%         12.82%        11.46%         7.67%
Net Interest Margin                         3.34%         3.38%          3.30%         3.37%         3.37%
